EXHIBIT A
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                              MINUTES OF HERCULES
                           BOARD OF DIRECTORS MEETING

                             December 12 & 13, 2001

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DISCUSSION DRAFT
RGD121801


     By invitation, R. G. Dahlen (Chief Legal Officer); and D. A. Katz (partner of Wachtell, Lipton, Rosen & Katz) attended the Meeting. Also attending portions of the Meeting by invitation were F. G. Aanonsen (Vice President & Controller),
S. C. Shears (Vice President & Treasurer) R. Flexon (Vice President, Work Processes), M. Sonneveld (Vice President, Manufacturing and Work Processes), A. Spizzo (Vice President, Investor Relations & Strategic Planning), M. Riese-Martin (Vice President & General Manager, Aqualon), C. Rogerson (Vice President & General Manager, BetzDearborn Division), B. Pahl (Vice President & General Manager, Pulp & Paper Division), J. Murta (President, FiberVisions), K. Patterson (Vice President, SHERA), ([Redacted] Bank), [Redacted] ([Redacted] Corp.) and S. Yoss International Specialty Products, Inc.).

     W. H. Joyce chaired the Meeting and R. G. Dahlen kept the record of the Meeting.

o    SESSION OF DECEMBER 12, 2001

BD:1201:950    STRATEGIC PROCESS REVIEW
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               REFINANCING ALTERNATIVE:


     Mr. [Redacted] presented [Redacted] Bank's analysis of the refinancing alternative available to Hercules. During his presentation, Mr. [Redacted] referred to the presentation book (121201:21) that was handed to each Board member at the start of the Meeting. The presentation book was generally similar to presentation materials which had been faxed to the Board of Directors prior to the Meeting. MR.[Redacted] BEGAN HIS PRESENTATION BY STRESSING THAT THE MARKETS CURRENTLY WERE EXTREMELY ACTIVE AND THAT A REFINANCING COULD CLEARLY BE


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DISCUSSION DRAFT
RGD121801


ACCOMPLISHED. HE ALSO STATED HIS VIEW THAT A PARTIAL REFINANCING IS PROBABLY A BETTER ALTERNATIVE THAN A TOTAL REFINANCING AT THIS TIME. During his presentation, Mr. [Redacted] focused on "Scheduled maturities and amortization", "Average BB/BB- bank debt rating new issue spread", "Hercules' debt trading performance 11 1/8% Sr. Unsecured Notes", "Hercules' debt trading performance Term Loan D", "Hercules' relative spreads Current vs. At issue", "Transaction summary Scenario I -- Partial refinancing -- balance sheet as of 09/30/01", "Liquidity analysis Scenario I", "2003 refinancing risk", "Projected credit statistics and proposed covenant levels", "Transaction summary Scenario II -- Comprehensive refinancing", and "Positioning".

     IN RESPONSE TO MR. HEYMAN'S QUESTION, MR. [Redacted] STATED THAT HE WAS CONFIDENT THAT [Redacted] BANK WOULD BE WILLING TO UNDERWRITE THE COMMITMENT IF [Redacted] BANK WERE CHOSEN TO LEAD THE FINANCING EFFORT.

     IN RESPONSE TO ANOTHER QUESTION, MR. [Redacted] RECOMMENDED THAT IF THE COMPANY DECIDES TO REFINANCE, IT SHOULD PROCEED AS QUICKLY AS POSSIBLE TO ATTEMPT TO GET TO THE MARKET EARLY IN JANUARY 2002.

     Following further discussion, the Board of Directors thanked Mr. [Redacted] for his presentation and Messrs. [Redacted] and [Redacted] left the Meeting.

     [Redacted]

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